PRESS RELEASE

BOSTONFED BANCORP, INC. ANNOUNCES THE APPOINTMENT OF RICHARD J. CATURANO AS DIRECTOR OF THE COMPANY AND SUBSIDIARY BANK
Wednesday, March 3, 2004

Burlington, Mass., - BostonFed Bancorp, Inc. (AMEX - BFD) (the "Company") the parent of Boston Federal Savings Bank (the "Bank"), a federally-chartered stock savings bank, announced today that at the Board Meetings of the Company and Bank held on February 26, 2004, the Boards were expanded to nine (9) members and Mr. Richard J. Caturano was elected to serve on both Boards, effective March 1, 2004. David F. Holland, Chairman and CEO said, "We are extremely pleased to have such an outstanding individual joining our Boards. He will bring a wealth of knowledge and business skills, particularly his financial expertise for the Audit and Compliance Committee, to help guide the Company and the Bank."

Mr. Richard J. Caturano, 51 years old, is a Certified Public Accountant, President and co-founder of Vitale, Caturano & Company, P.C. ("VCC"). He holds a Master of Science degree in Taxation as well as a Bachelor of Science degree in Accounting from Bentley College. VCC has 200 employees and is currently ranked #52 of the Top 100 CPA firms in the country. Mr. Caturano is the managing partner of VCC and is a member of the firm's executive committee. In October of 2003, ACCOUNTING TODAY named Mr. Caturano as one of the top 100 most influential people in accounting. He is a member of the American Institute of Certified Public Accountants, chairman of its Executive Committee for Partnering for CPA Practice Success and President Elect of the Massachusetts Society of Certified Public Accountants. Additionally, Mr. Caturano is on the Board of Directors for the National Foundation for Teaching Entrepreneurship, New England, and Managing Director of the VCC Foundation.


Contact:   Amy L. Timmerman, Investor Relations - 781-221-6396
           John A. Simas, EVP and CFO - 781-221-6307
           FAX: 781 221-7594